Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) amends that certain Employment Agreement dated as of March 6, 2006 among KRISPY KREME DOUGHNUT CORPORATION, a North Carolina corporation, KRISPY KREME DOUGHNUTS, INC., a North Carolina corporation and DARYL G. BREWSTER (“Employment Agreement”).

1.           All terms used in this Amendment shall have the same definition and meaning as in the Employment Agreement.

2.           Section 4.05 of the Employment Agreement is hereby amended in its entirety as follows:

SECTION 4.05.  Stock Options.  The Company shall grant to the Executive options to purchase 500,000 shares of its common stock (the “Option Shares”) at an exercise price per share equal to the fair market value per share on the date of grant which is expected to be March 6, 2006.  The options will vest and become exercisable in three equal installments, the first two of which shall be on the first and second anniversaries of the Effective Date, and the third shall be on February 1, 2009, so long as, except as otherwise set forth herein, the Executive’s employment continues through such vesting dates.  The term of the options will be ten years from the date of grant, subject to earlier termination in the event the Executive’s employment terminates.  To the extent the options are, or become, vested at the time of termination of his employment, if such termination of employment is (i) by the Executive without Good Reason, the vested portion of the option will remain exercisable for 90 days following such termination (but not beyond the ten-year option term); (ii) by the Executive for Good Reason or by the Companies not for Cause, the vested portion of the option will remain exercisable for three years following such termination (but not beyond the ten-year option term); (iii) due to the death or Permanent Disability of the Executive or at the end of the Employment Period due to notice of nonrenewal given by the Companies (after the sixth anniversary of the Effective Date) or the Executive pursuant to Section 5.01, the vested portion of the option will remain exercisable for two years following such termination (but not beyond the ten-year option term), or (iv) by the Companies for Cause, the option (whether or not vested) shall be immediately forfeited.  The Option Shares will be registered as soon as practicable on Form S-8 under the Securities Act.  The Executive agrees that he will comply with the Stock Ownership Guidelines adopted by the Board and will retain shares in accordance with such Guidelines.

3.           Section 4.06 of the Employment Agreement is hereby amended in its entirety as follows:

SECTION 4.06.  Restricted Shares.  The Company shall grant to the Executive 300,000 restricted shares of the Company’s common stock (the “Restricted Shares”); provided, however, that the grant of Restricted Shares hereunder is based on his representation to the Companies that the awards from his prior employer which he is irrevocably forfeiting have a value that is at least $2 million.  Except as otherwise provided below, the Restricted Shares will vest, provided that the Executive’s employment continues through the applicable vesting dates, in twelve equal installments, beginning three months following the Effective Date and continuing on each of the following ten three-month anniversaries of the Effective Date, with the final installment vesting on February 1, 2009.   The Executive hereby agrees to appropriate legends and transfer restrictions on the Restricted Shares in order to reflect such vesting provisions.  The Restricted Shares will be registered as soon as practicable on Form S-8 under the Securities Act.  The Executive agrees he will comply with the Stock Ownership Guidelines adopted by the Board and will retain shares in accordance with such Guidelines.

4.           All other terms and conditions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 30th day of March, 2007.

KRISPY KREME DOUGHNUTS, INC.

BY: /s/ James H. Morgan
James H. Morgan
Chairman of the Board

KRISPY KREME DOUGHNUT CORPORATION

BY: /s/ Michael C. Phalen
Michael C. Phalen
Chief Financial Officer

/s/ Daryl G. Brewster
Daryl G. Brewster

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